Exhibit 99.1

Conn's, Inc. Reports Record Sales Results for the Year Ended January 31, 2005

    BEAUMONT, Texas--(BUSINESS WIRE)--Feb. 10, 2005--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, home office products, bedding and lawn and garden products, today announced its net sales results for the quarter and year ended January 31, 2005.
    Net sales for the quarter ended January 31, 2005 increased $13.1 million, or 10.2%, from $128.5 million for the quarter ended January 31, 2004 to $141.6 million for the quarter ended January 31, 2005. Same store sales (sales recorded in stores operated for the entirety of both periods) were up 0.8% for the same period. Net sales represent net product sales, delivery charges, service revenues and commissions from service maintenance agreement sales. Revenues from finance charges and other for the quarter will be reported in the Company's conference call on March 31, 2005.
    Net sales for the year ended January 31, 2005 increased $53.2 million, or 12.1%, from $440.9 million for the year ended January 31, 2004 to $494.1 million for the year ended January 31, 2005. Same store sales were up 3.6% for the same period. Revenues from finance charges and other for the year will be reported in the Company's conference call on March 31, 2005.
    Thomas J. Frank, Chairman and Chief Executive Officer, stated, "We continue to get good performance at the sales line both in total sales and same store sales. Our core product categories remain solid plus we continue to get significant contributions from our track, bedding and lawn and garden product categories. We had positive same store sales growth and our new-store growth strategy is working."
    The Company defines "track" sales as sales of smaller electronic and appliance items and other "carry out" products that are sold inside a track located within the interior of each store.
    For the quarter and year ended January 31, 2005, the Company left its EPS guidance for earnings per diluted share at a range of $0.36 to $.038 per share and $1.24 to $1.26 per share, respectively.

    About Conn's, Inc.

    The Company is a specialty retailer currently operating 50 retail locations in Texas and Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including projection, plasma, LCD and DLP televisions, camcorders, VCRs, DVD players and home theater products. The Company also sells home office equipment, lawn and garden products and bedding, and continues to introduce additional product categories for the home to help increase same store sales and to respond to our customers' product needs.
    Unlike many of its competitors, the Company provides in-house credit options for its customers. Historically, it has financed over 56% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income from these assets. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity, or the issuer, in exchange for cash and subordinated securities represented by asset-backed and variable funding notes issued to third parties.

    This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; weather conditions in the Company's markets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K filed on April 16, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

    CONTACT: Conn's, Inc., Beamount
             Thomas J. Frank, 409-832-1696  Ext. 3218